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EXHIBIT 3.75

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

HUNTSMAN SPECIALTY CHEMICALS CORPORATION

Pursuant to Section 242 of the General
Corporation Law of the State of Delaware

        Huntsman Specialty Chemicals Corporation, a Delaware corporation (hereinafter called the "Corporation"), does hereby certify as follows:

        FIRST: Article Fourth of the Corporation's Certificate of Incorporation is hereby amended to read in its entirety as set forth below:

          FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is:

    1)
    1,000 shares of Common Stock, each having a par value of one penny ($.01) and

    2)
    65,000 shares of Preferred Stock, each having a par value of one dollar ($1.00).

          The Board of Directors is expressly authorized to provide for the issuance of all or any shares of the Preferred Stock in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such distinctive designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series and as may be permitted by the General Corporation Law of the State of Delaware, including, without limitation, the authority to provide that any such class or series may be (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stocks of the Corporation at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions;

        SECOND: The foregoing amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

        IN WITNESS WHEREOF, Huntsman Specialty Chemicals Corporation has caused this Certificate to be duly executed in its corporate name this 20th day of March, 1997.

Huntsman Specialty Chemicals Corporation
By:	/s/ J. Kimo Esplin
Name: J. Kimo Esplin
Title: Vice President and Treasurer

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CERTIFICATE OF AMENDMENT TO THE CERTIFICATE OF INCORPORATION OF HUNTSMAN SPECIALTY CHEMICALS CORPORATION